Exhibit (a)(14)



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PacifiCorp                                                          NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

     Scott Hibbs, for investors, (503) 731-2123
     Angela Hult, for investors, (503) 731-2192
     Dave Mead, for media, (503) 464-6161

July 30, 1997

PacifiCorp Offer for The Energy Group Remains Open Until August 12

     PORTLAND, Oregon -- PacifiCorp (NYSE: PPW) announced today that its cash tender offer for The Energy Group PLC (NYSE/LSE: TEG) will remain open until 10 a.m. (EDT), August 12, 1997.

     Valid acceptances of the offer had been received in respect of 243,793,029 Energy Group shares and 19,329,471 Energy Group ADSs, representing 61.64 percent of the issued share capital of The Energy Group, by 10 a.m. (EDT) Tuesday, which was the original expiration date of the offer. (Each Energy Group ADS represents four Energy Group shares.)

     At PacifiCorp's discretion, the offer may be further extended to August 29, 1997, and longer with the consent of regulatory authorities in the United Kingdom.

     The cash offer, recommended by The Energy Group Board of Directors, was made by Goldman Sachs International on behalf of PacifiCorp Acquisitions, a wholly owned subsidiary of PacifiCorp.

     The recommended cash offer is for 690 pence for Energy Group share or 27.60 pounds per Energy Group ADS.

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